PUBLIC STORAGE
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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 Earnings Per Share:
 -------------------                                           For the Three Months Ended         For the Nine Months Ended
                                                                      September 30,                     September 30,
                                                             --------------------------------   -------------------------------
                                                                 2008              2007             2008             2007
                                                             --------------    --------------   --------------    -------------
                                                                     (Amounts in thousands, except per share data)
  Net income..............................................    $   137,331       $ 152,766        $   783,486       $ 289,648
  Less: Cumulative Preferred Share Dividends:
     7.625% Cumulative Preferred Shares, Series T.........              -               -                  -            (548)
     7.625% Cumulative Preferred Shares, Series U.........              -               -                  -          (1,557)
     7.50% Cumulative Preferred Shares, Series V..........         (3,234)          (3,234)           (9,702)         (9,702)
     6.50% Cumulative Preferred Shares, Series W..........         (2,153)          (2,153)           (6,459)         (6,459)
     6.45% Cumulative Preferred Shares, Series X..........         (1,935)          (1,935)           (5,805)         (5,805)
     6.85% Cumulative Preferred Shares, Series Y..........           (685)            (685)           (2,055)         (2,055)
     6.25% Cumulative Preferred Shares, Series Z..........         (1,758)          (1,758)           (5,274)         (5,274)
     6.125% Cumulative Preferred Shares, Series A.........         (1,761)          (1,761)           (5,283)         (5,283)
     7.125% Cumulative Preferred Shares, Series B.........         (1,937)          (1,937)           (5,811)         (5,811)
     6.60% Cumulative Preferred Shares, Series C..........         (1,898)          (1,898)           (5,694)         (5,694)
     6.18% Cumulative Preferred Shares, Series D..........         (2,086)          (2,086)           (6,258)         (6,258)
     6.75% Cumulative Preferred Shares, Series E..........         (2,384)          (2,384)           (7,152)         (7,152)
     6.45% Cumulative Preferred Shares, Series F..........         (4,031)          (4,031)          (12,093)        (12,093)
     7.00% Cumulative Preferred Shares, Series G..........         (1,750)          (1,750)           (5,250)         (5,250)
     6.95% Cumulative Preferred Shares, Series H..........         (1,825)          (1,825)           (5,474)         (5,474)
     7.25% Cumulative Preferred Shares, Series I..........         (9,380)          (9,380)          (28,140)        (28,140)
     7.25% Cumulative Preferred Shares, Series K..........         (8,337)          (8,337)          (25,011)        (25,011)
     6.75% Cumulative Preferred Shares, Series L..........         (3,881)          (3,881)          (11,643)        (11,643)
     6.625% Cumulative Preferred Shares, Series M.........         (8,280)          (8,280)          (24,841)        (24,197)
     7.000% Cumulative Preferred Shares, Series N.........         (3,018)          (3,018)           (9,054)         (3,018)
                                                             --------------    --------------   --------------    -------------
  Total net income allocated to preferred shareholders....    $   (60,333)     $   (60,333)      $  (180,999)      $(176,424)
                                                             ==============    ==============   ==============    =============
  Total net income allocable to common shareholders.......    $    76,998      $    92,433       $   602,487       $ 113,224
                                                             ==============    ==============   ==============    =============
  Allocation of net income to common shareholders by class:
        Net income allocable to shareholders of the
         Equity Shares, Series A..........................    $     5,356      $     5,356       $    16,068       $  16,068
        Net income allocable to common shareholders.......         71,642           87,077           586,419          97,156
                                                             --------------    --------------   --------------    -------------
                                                              $    76,998      $    92,433       $   602,487       $ 113,224
                                                             ==============    ==============   ==============    =============
  Weighted average common shares outstanding:
     Basic weighted average common shares outstanding.....        168,133          169,374           168,248         169,317
     Net effect of dilutive stock options and restricted
       share units - based on treasury stock method using
       average market price...............................            786             711                740             849
                                                             --------------    --------------   --------------    -------------
     Diluted weighted average common shares outstanding...        168,919         170,085            168,988         170,166
                                                             ==============    ==============   ==============    =============
  Basic earnings per common share ........................    $      0.43      $     0.51        $      3.49       $    0.57
                                                             ==============    ==============   ==============    =============
  Diluted earnings per common share ......................    $      0.42      $     0.51        $      3.47       $    0.57
                                                             ==============    ==============   ==============    =============
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                                   Exhibit 11